SELECTED CONSOLIDATED FINANCIAL INFORMATION & OTHER
DATA

The selected consolidated financial information and other data of the Company set forth below does not purport to be complete and should be read in conjunction with,and is qualified in its entirety by, the more detailed information, including the Consolidated
Financial Statements and related notes, appearing elsewhere herein.


As of or For the Year
 Ended December 31,         1995       1994      1993        1992      1991
                                 (In Thousands, Except Per Share Data)
FINANCIAL CONDITION DATA:
 Securities held
   to maturity          $226,896   $256,785   $266,544   $194,635   $156,161
 Securities available
   for sale               32,628      4,250         --         --         --
 Loans, net of
   unearned discount     628,141    590,689    487,584    499,052    583,466
 Reserve for possible
   loan losses            12,088     13,719     15,485     15,971     16,165
 Total assets            987,589    929,194    829,681    807,146    846,293
 Total deposits          871,085    796,612    743,385    729,020    794,078
 Stockholders equity      72,572     64,202     57,385     52,746     31,251
 Nonperforming loans       5,271      7,864     16,982     28,802     44,162
 Nonperforming assets      5,909     11,730     25,866     44,714     64,342

OPERATING DATA:
 Interest income         $73,031    $63,487    $57,450    $63,055    $80,805
 Interest expense         29,143     22,029     22,920     29,127     49,851
 Net interest income      43,888     41,458     34,530     33,928     30,954
 Provision for possible
   loan losses             1,000        801      5,075     11,014     22,993
 Non-interest income      11,480     11,470     12,995     17,059     21,648
 Non-interest expenses    39,252     42,481     37,331     39,583     45,779
 Net income (loss)        10,387      8,113      4,636        175    (11,869)

PER SHARE DATA:
 Net income (loss)         $0.71      $0.56      $0.32      $0.03     $(2.28)
 Cash dividends declared    0.18       0.08         --         --         --
 Book value, end of period  5.00       4.45       3.98       3.66       6.00

OPERATING RATIOS:
 Return on average assets   1.10%      0.94%      0.59%      0.02%     (1.29%)
 Return on average equity  15.28%     13.36%      8.48%      0.56%    (29.42%)
 Net interest margin        4.99%      5.18%      4.74%      4.74%      3.88%

ASSET QUALITY RATIOS:
 Nonperforming loans
   as a percent of gross
   loans                     .83%      1.31%      3.45%      5.71%      7.45%
 Nonperforming assets as
   a percent of total
   assets                    .60%      1.26%      3.12%      5.54%      7.60%
 Reserve for possible
   loan losses as a
   percent of loans, net
   of unearned discount     1.92%      2.32%      3.18%      3.20%      2.77%
 Reserve for possible
   loan losses as a
   percent of
   nonperforming loans   229.33%    174.45%      91.18%     55.45%     36.60%

CAPITAL RATIOS:
 Tier 1 leverage
   capital ratio           7.37%     6.92%        7.01%      6.71%      3.56%
 Tier 1 risk-based
   capital ratio          10.90%    10.29%       11.01%      9.99%      4.99%
 Total risk-based
   capital ratio          12.15%    11.70%       12.84%     11.83%      7.61%


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

The condensed financial review which follows presents managements discussion and analysis of the consolidated financial condition and operating results of Independent Bank Corp. (the Company) and its subsidiary, Rockland Trust Company (Rockland or the
Bank). It should be read in conjunction with the Consolidated Financial Statements and related notes thereto.

Summary of Financial Condition.  As of December 31,
1995, the Company's assets of $987.6 million reflected an increase of $58.4 million, or 6.3%, over 1994 year-end assets. This growth was driven by an increase in loans of $37.5 million, centered in commercial mortgages and consumer loans. A relatively stable interest rate environment and a slowly recovering regional economy were the primary factors contributing to this loan growth. Although the total balance of securities was relatively unchanged from 1994 to 1995, the composition of the security portfolio was different. Securities available for sale increased by $28.4 million during 1995 to $32.6 million. This increase, and an offsetting decline in securities held to maturity, reflects the one-time reclassification of certain mortgage-backed securities in December 1995 pursuant to a special report on Statement of Financial
Accounting Standards (SFAS) No. 115, "Accounting For
Certain Investments in Debt and Equity Securities." An increase in deposits of $74.5 million was used to fund the noted loan growth and reduce the Bank's usage of its borrowing lines. It should be noted that the 1995 year-end asset and liability balances are inflated by a $17 million deposit made on the last day of the year which was subsequently withdrawn on the first business day in January, 1996.

The Company's total assets grew to $929.2 million as of December 31, 1994, an increase of $99.5 million, or 12.0%, over 1993 year-end assets. Healthy loan growth resulting from an active customer contact program, strong relationships with auto dealers, and an increase in adjustable rate real estate loans retained in the portfolio was the primary factor behind this increase.
Higher deposits and increased utilization of borrowing lines were used to fund this loan growth.

Loan Portfolio. On December 31, 1995, the Bank's loan portfolio amounted to $628.1 million, an increase of $37.5 million, or 6.3%, from year-end 1994. This increase was primarily centered in commercial mortgages and consumer loans. Commercial loan balances were relatively unchanged over the year.

The reserve for possible loan losses is maintained by the related provision for possible loan losses at a level that management of the Bank considers adequate based upon relevant circumstances. The reserve for possible loan losses was $12.1 million at December 31, 1995. The ratio of the reserve for possible loan losses to non-performing loans was 229.3% at December 31, 1995, substantially better coverage than the level of 174.5% recorded a year earlier.

Outstanding loans increased $103.1 million, or 21.1%, during 1994. This significant growth was reflected across all loan sectors with consumer loans and mortgage loans evidencing the largest increase.

The Bank provides its customers with access to capital by offering a broad range of credit services. The
Bank's commercial customers consist of small-to-medium-sized businesses which utilize demand, time, and term loans, as well as fundings guaranteed by the Small
Business Administration, to finance their businesses.
The Bank's retail customers can choose from a variety of mortgage and consumer loan products. The recovering economy in the Bank's market area provides attractive lending opportunities for commercial, real estate, and consumer loans.

The Bank has centralized its credit services functions to provide the requisite control that is consistent with the needs of the Bank's management structure and to enhance service quality. In addition to providing credit analysis, underwriting and loan documentation services, the commercial loan services department performs certain administrative functions on behalf of the Bank. The retail loan services department provides the Bank with residential real estate mortgage loan underwriting, servicing, and secondary market operations, as well as instalment loan servicing and other administrative services. The centralization of retail loan services further provides for compliance with applicable consumer protection laws and regulations.

The Bank's loan committee consists of the BankOs
President, the Executive Vice President of the
Commercial Lending Division, the Senior Credit Policy
Officer, and the Commercial Loan Regional Managers. The committee considers a variety of policy issues, including underwriting and credit standards, and reviews loan proposals which exceed the individual loan officer's lending authority.

Asset Quality. The Bank's principal earning assets are its loans. Although the Bank judges its borrowers to be creditworthy, the risk of deterioration in borrowers' abilities to repay their loans in accordance with their existing loan agreements is inherent in any lending function.Participating as a lender in the credit markets requires a strict monitoring process to minimize credit risk. This process requires substantial analysis of the loan application, the customer's capacity to repay according to the loan's contractual terms, and an objective determination of the value of the collateral.

Nonperforming assets are comprised of nonperforming loans and Other Real Estate Owned (OREO). Nonperforming loans consist of loans that are more than 90 days past due but still accruing interest and nonaccrual loans. OREO includes properties held by the Bank as a result of foreclosure or by acceptance of a deed in lieu of foreclosure. As of December 31, 1995, nonperforming assets totaled $5.9 million, a reduction of $5.8 million, or 49.6%, from the prior year-end.
Nonperforming assets have declined to 0.60% of total assets as compared to 1.26% at the end of the preceding year. Management believes that the current level of nonperforming assets has reached an inherent base level, given the risks in the industry and in the environment within which the Bank operates.

The following table sets forth information regarding nonperforming loans and nonperforming assets on the dates indicated.


                        Dec.   Sept.    June     Mar.      Dec.       Dec.
                         31,     30,     30,      31,       31,        31,
                        1995    1995    1995     1995      1994       1993
                                       (Dollars In Thousands)
Nonperforming Loans:
Loans past due 90
 days or more but
 still accruing        $553     $556    $640      $816      $598     $1,042
Loans accounted
 for on a
 nonaccrual basis     4,718    5,188    4,844     5,946     7,266    15,940
Total nonperforming
 loans                5,271    5,744    5,484     6,762     7,864    16,982
Other real estate
 owned                  638    1,206    1,831      3,38   1 3,866     8,884
Total nonperforming
 assets              $5,909   $6,950   $7,315   $10,143   $11,730   $25,866
Nonperforming loans
 as a percent of
 gross loans          0.83%    0.92%    0.88%     1.09%     1.31%     3.45%
Nonperforming assets
 as a percent of
 total assets         0.60%    0.72%    0.77%     1.08%     1.26%     3.12%



As permitted by banking regulations, consumer loans and home equity loans past due 90 days or more continue to accrue interest. In addition, certain commercial and real estate loans that are more than 90 days past due may be kept on an accruing status if the loan is well secured and in the process of collection. As a general rule, a commercial or real estate loan more than 90 days past due with respect to principal or interest is classified as a nonaccrual loan. Income accruals are suspended on all nonaccrual loans and all previously accrued and uncollected interest is reversed against current income. A loan remains on nonaccrual status until it becomes current with respect to principal and interest, or when the loan is liquidated, or when the loan is determined to be uncollectible and is charged-off against the reserve for possible loan losses.

The following table sets forth the Bank's nonperforming loans by loan category on the dates indicated.


December 31,                            1995           1994
                                         (In Thousands)
Loans past due 90 days or more
   but still accruing:
     Real Estate - Residential          $333           $344
     Consumer - Instalment                67             90
     Consumer - Other                    153            164
     Total                              $553           $598
Loans accounted for on a
   nonaccrual basis:
     Commercial                       $1,350          $3,111
     Real Estate - Commercial          1,208           2,085
     Real Estate - Residential         2,017           1,929
     Real Estate - Construction           --              53
     Consumer - Instalment               143              88
     Total                             4,718           7,266
Total Nonperforming Loans             $5,271          $7,864

In the course of resolving nonperforming loans, the Bank may choose to restructure the contractual terms of certain commercial and real estate loans. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status. It is the Bank's policy to maintain restructured loans on nonaccrual status for approximately six months before management considers its return to accrual status.

Real estate acquired by the Bank through foreclosure proceedings or the acceptance of a deed in lieu of foreclosure is classified as OREO. When property is acquired, it is recorded at the lesser of the loanOs remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell.
Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. All costs incurred thereafter in maintaining the property, as well as subsequent declines in fair value, are charged to non-interest expense.

The following table summarizes OREO activity during the periods indicated.


Activity                              Amount
                                 (In Thousands)
Balance, December 31, 1993            $8,884
Properties Acquired                    4,200
Sales and Rental Proceeds             (8,289)
OREO Write-Downs                        (929)
Balance, December 31, 1994             3,866
Properties Acquired                      878
Sales and Rental Proceeds             (3,953)
OREO Write-Downs                        (153)
Balance, December 31, 1995              $638


At December 31, 1995, two OREO properties with a book value of $250,000 were under contracts for sale which had not yet closed.

The following table sets forth the types of properties, all of which are located in the BankOs market area, which comprise the BankOs OREO as of December 31, 1995.



Type of Properties                        Amount
                                      (In Thousands)
Residential Condominiums                   $236
Land and Subdivisions                        49
Commercial/Office/Retail Properties         189
Single-family Properties                    164
     Total                                 $638



In order to facilitate the disposition of OREO, the Bank may finance the purchase of such properties at market rates if the borrower qualifies under the BankOs standard underwriting guidelines.

Securities Portfolio. The Bank's securities portfolio consists of securities which management intends to hold until maturity, securities available for sale, and Federal Home Loan Bank (FHLB) stock. Securities which management intends to hold until maturity consist of U.
S. Treasury and U. S. Government Agency obligations, as well as mortgage-backed securities, including collateralized mortgage obligations. Securities held to maturity as of December 31, 1995 are carried at their amortized cost of $226.9 million and exclude gross unrealized gains of $2.1 million and gross unrealized losses of $1.6 million. A year earlier, securities held to maturity totaled $256.8 million, excluding gross unrealized gains of $.8 million and gross unrealized losses of $17.7 million. There were no sales of securities held to maturity during 1995, 1994, or 1993.

Securities available for sale consist of certain mortgage-backed securities, including collateralized mortgage obligations. These securities are carried at fair market value and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of stockholdersO equity. The fair market value of securities available for sale at December 31, 1995 totaled $32.6 million and net unrealized losses totaled $60,000. A year earlier, securities available for sale were $4.2 million with net unrealized losses of $254,000. There were no sales of securities available for sale during 1995 or 1994.
In the fourth quarter of 1995, the Bank transferred
$28.6 million of securities from held to maturity status to available for sale under the provisions of SFAS No. 115.

The investment in the stock of the Federal Home Loan
Bank is related to the admission of Rockland as a member of the Federal Home Loan Bank of Boston in July
1994. This investment was increased during 1995 to maintain investment levels required by FHLB guidelines.

Deposits. Including two new branches opened in 1995, the Bank's branch system consists of 32 locations, in addition to the main office of its subsidiary. Each full-service branch operates as a retail sales and services outlet offering a complete line of deposits and loans.

As of December 31, 1995, deposits of $871.1 million were $74.5 million, or 9.3%, higher than the prior year-end. An expanding customer base, extensive branch network, and competitive market rates were responsible for this increase. It should be noted that 1995 year-end balances are inflated by a $17 million deposit made on the last day of the year which was subsequently withdrawn on the first business day in January, 1996.
Core deposits, consisting of demand, NOW, savings, and money market accounts, decreased $6.3 million, or 1.1%.
Time deposits increased $80.7 million, or 33.6%, primarily as a result of a first quarter promotion featuring 15 month certificates.

Total deposits increased $53.2 million, or 7.2%, during the year ended December 31, 1994. Core deposits increased $25.6 million, or 4.8%, while time deposits increased $27.6 million, or 13.0%. In addition, the Bank purchased $21.6 million of savings and time deposits of a failed savings and loan association from the Resolution Trust Corporation in March 1994.

Borrowings. Short term borrowings, consisting of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes, amounted to $8.1 million on December 31, 1995, a decrease of $22.3 million from year-end 1994. On December 31, 1995, the Bank did not have any borrowings under repurchase agreement lines, as compared to $25.4 million at the prior year-end. In addition to these short term borrowings, the Bank had borrowings of $20.0 million from the FHLB at year-end 1995, a reduction of $5.0 million from December 31, 1994. The initial maturities of the current FHLB borrowings range from 12 to 18 months.
The $4.8 million of subordinated capital notes outstanding at December 31, 1995 all mature in 1996.

Summary of Results of Operations. The Company's results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and investments and interest paid on deposits and borrowings. Net interest income is affected by the interest rate spread, which is the difference between the yields earned on loans and investments and the rates of interest paid on deposits and borrowings. The results of operations are also affected by the level of income from loan, deposit, and mortgage banking fees, operating expenses, the provision for possible loan losses, the impact of federal and state income taxes, and the relative levels of interest rates and economic activity.

For the year ended December 31, 1995, the Company recorded net income of $10.4 million, or $.71 per share. These results are a 28.0% improvement over the 1994 net income of $8.1 million, or $.56 per share. The improvement in the results of operations in 1995 is due to higher net interest income and lower non-interest expenses. Net interest income for 1995 of $43.9 million was $2.4 million, or 5.9%, higher than 1994. The decline in non-interest expenses is attributable to lower legal fees and OREO-related expenses, and a reduction in the FDIC insurance premium.

Non-interest income of $11.5 million for 1995 was virtually the same as 1994, although the individual components reflected a variety of changes. Trust and Financial Services income increased $273,000 and mortgage banking income was $197,000 higher than 1994.
Service charges on deposit accounts and other non-interest income declined from 1994 levels.

Non-interest expenses for 1995 of $39.3 million were $3.2 million, or 7.6%, lower than the preceding year.
Salaries and employee benefits increased slightly due to merit increases, higher funding of a performance-based incentive compensation plan, and additional employee participation in the BankOs 401(k) plan which requires a matching contribution. Occupancy expenses for 1995 were substantially lower than 1994 due to the write-downs of plant facilities in the previous year.
Equipment expenses were slightly higher in 1995, while other non-interest expenses were significantly reduced from 1994.

For the year ended December 31, 1994, the Company recorded net income of $8.1 million, or $0.56 per share. These results were a 75% improvement over 1993 net income of $4.6 million, or $0.32 per share. The improved results in 1994 were due to higher net interest income and lower provision for possible loan losses. Net interest income for 1994 of $41.5 million was $6.9 million, or 20.1%, higher than 1993 levels due to increased interest income from loans. The 1994 provision for possible loan losses of $801,000 was $4.3 million, or 84.2%, less than the 1993 provision as a result of the improved quality of the loan portfolio.

Non-interest income for 1994 was lower than that recorded in 1993 due, in part, to lower data processing fees resulting from the BankOs decision to close its lockbox operations in April, 1993. The Bank also experienced significantly lower gains from the sales of mortgage loans in the secondary market due to a management decision to retain more adjustable rate residential mortgage loans in the loan portfolio and rising interest rates which drove down secondary market sales potential.

Non-interest expenses for 1994 were substantially higher than the preceding year. The increase in salaries and employee benefits was due to higher wages resulting from an expansion of the employee ranks and merit increases, as well as higher medical insurance premiums and pension costs. In addition, the Bank established a 401(k) plan and introduced a performance-based incentive compensation plan in place of the former profit sharing plan. Occupancy expenses for 1994 were substantially higher than 1993 due to the write-downs of plant facilities related to actual and anticipated facility consolidations and renovations.

Net Interest Income. The amount of net interest income is affected by changes in interest rates and by the volume, mix, and interest rate sensitivity of interest-earning assets and interest-bearing liabilities.

On a fully tax-equivalent basis, net interest income was $44.3 million in 1995, a 6.0% increase over 1994 net interest income of $41.8 million. The average balance of interest-earning assets for 1995 was $887.6 million, an increase of $81.6 million, or 10.1%, over the prior year. The average yield earned on interest-earning assets in 1995 was 8.27%, up slightly from the average yield of 7.91% in 1994. During 1995, the average balance of interest-bearing liabilities increased $58.5 million, or 8.9%, over 1994 average balances. The average cost of these liabilities rose from 3.37% in 1994 to 4.09% in 1995. These noted changes in volumes, yields, and rates have combined to produce the increase in net interest income.

The following table shows the Company's average balances, net interest income, interest rate spread, and net interest margin for each of the three years in the period ended December 31, 1995. Non-taxable income from loans and securities is presented on a fully tax-equivalent basis whereby tax-exempt income is adjusted upward by an amount equivalent to the prevailing federal income taxes that would have been paid if the income had been fully taxable. The assumed tax rate was 34% in these years.


                                     1995                     1994
                                   INTEREST                  INTEREST
                         AVERAGE    EARNED/         AVERAGE   EARNED/ AVERAGE
                         BALANCE     PAID    YIELD  BALANCE   PAID      YIELD
                                     (Dollars In Thousands)
Interest-earning assets:
Federal funds sold
 and assets
 purchased under
 resale agreements       $16,666     $964    5.78%    $7,841     $330    4.22%
Interest bearing
 deposits                    362       19    5.25%       563       21    3.73%
Taxable securities       251,588   15,900    6.32%   257,663   15,939    6.19%
Non-taxable
 securities (1)            6,479      385    5.94%     5,890      293    4.97%
Loans, net of
 unearned
 discount (1)            612,481   56,138    9.17%    534,052   47,205   8.84%
Total interest
 -earning assets        $887,576  $73,406    8.27%   $806,009  $63,788   7.91%
Cash and due from
 banks                    44,027                       41,053
Other assets              14,367                       17,637
Total Assets            $945,970                     $864,699

Interest-bearing
liabilities:
Savings and NOW
 accounts               $261,302   $5,760    2.20%   $290,719   $6,562   2.26%
Money Market & Super
 NOW accounts            110,431    3,030    2.74%    119,347    2,944   2.47%
Time deposits            292,206   17,252    5.90%    214,780   10,960   5.10%
Federal funds
 purchased and assets
 sold under repurchase
 agreements               15,167      910    6.00%     14,417      603   4.18%
Treasury tax and loan
 notes                     3,828      181    4.73%      3,617      122   3.37%
Federal home loan bank
 borrowings               24,384    1,531    6.28%      5,918      352   5.95%
Subordinated capital
 notes                     4,898      479    9.78%      4,965      486   9.77%
Total interest-bearing
 liabilities            $712,216  $29,143    4.09%   $653,763  $22,029   3.37%
Demand deposits          153,142                      141,533
Other liabilities         12,628                        8,661
Total Liabilities        877,986                      803,957
Stockholders' equity      67,984                       60,742
Total Liabilities and
 Stockholders' Equity   $945,970                     $864,699

Net Interest Income      $44,263                      $41,759
Interest Rate
 Spread (2)                4.18%                        4.54%
Net Interest Margin (2)    4.99%                        5.18%



(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $375 and $301 in 1995 and 1994, respectively.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.




                                               1993
                                             INTEREST
                             AVERAGE          EARNED/         AVERAGE
                             BALANCE           PAID            YIELD
                                      (Dollars in thousands)
Interest-earning assets:
Federal funbds sold and
 assets purchased under
 resale agreements             $20,294          $674            3.32%
Interest-bearing deposits          773            21            2.72%
Taxable securities             212,260        13,443            6.33%
Non-taxable securities (1)       6,166           378            6.13%
Loans, net of unearned
 discount (1)                  494,288        43,349            8.77%
Total interest-earning
 assets                        733,781        57,865            7.89%
Cash and due from banks         42,059
Other assets                    16,016
Total Assets                   791,856

Interest bearing
 liabilities:
Savings and NOW accounts      $277,633        $7,218            2.60%
Money Market & Super NOW
 accounts                      104,723         2,754            2.63%
Time deposits                  212,488        11,982            5.64%
Federal funds purchased and
 assets sold under
 repurchase agreements           1,384            46            3.32%
Treasury tax and loan notes      3,900           105            2.69%
Federal home loan bank
 borrowings                         --            --              --
Subordinated capital notes       8,611           815            9.46%
Total interest-bearing
 liabilities                   608,739        22,920            3.77%
Demand deposits                121,057
Other liabilities                7,381
Total Liabilities              737,177
Stockholders' Equity            54,679
Total Liabilities and
 Stockholders' Equity          791,856

Net interest income                           34,945
Interest rate spread (2)                                         4.12%
Net interest margin (2)                                          4.74%



(1) The total amount of adjustment to present interest income and yield on a flly tax-equivalent basis is $415 in 1993.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost f interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.



The following table presents certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to changes in rate and changes in volume. Changes which are attributable to both volume and rate have been consistently allocated to change due to rate.


                                       Year Ended December 31,
                        1995 Compared To 1994         1994 Compared To 1993
                      Change    Change              Change   Change
                      Due To    Due To    Total     Due To   Due To    Total
                      Rate      Volume    Change    Rate     Volume    Change
                                          (In Thousands)
Income on
 interest-earning
 assets:
Federal funds sold
 and assets
 purchased under
 resale agreements       $262     $372     $634      $69     ($413)     ($344)
Interest bearing
 deposits                   6       (8)      (2)       6        (6)        --
Taxable securities        337     (376)     (39)    (378)    2,874      2,496
Non-taxable
 securities (1)            63       29       92      (68)      (17)       (85)
Loans, net of unearned
 discount (1)           2,000    6,933    8,933      369     3,487      3,856
Total                  $2,668   $6,950   $9,618      ($2)   $5,925     $5,923

Expense of
 interest-bearing
 liabilities:
Savings and NOW
 accounts              ($137)    ($665)   ($802)    ($996)    $340      ($656)
Money Market and
 Super NOW accounts      306      (220)      86      (195)     385        190
Time deposits          2,343     3,949    6,292    (1,151)     129     (1,022)
Federal funds
 purchased and assets
 sold under repurchase
 agreements              276        31      307       124      433        557
Treasury tax and
 loan notes               52         7       59        25       (8)        17
Federal home loan
 bank borrowings          80     1,099    1,179       352       --        352
Subordinated capital
 notes                    --        (7)      (7)       16      (345)     (329)
Total                 $2,920    $4,194   $7,114   ($1,825)     $934)    ($891)
Change in net
 interest income       ($252)   $2,756   $2,504    $1,823    $4,991    $6,814

(1) Interest earned on non-taxable securities and loans is shown on a fully tax equivalent basis.

Total interest income amounted to $73.4 million in 1995, an increase of $9.6 million, or 15.1%, over 1994.
This was due primarily to a rise of $8.9 million, or 18.9%, in interest earned on loans, attributable to a $78.4 million, or 14.7%, increase in the average balance of loans outstanding, as well as a 33 basis point increase in the average yield earned on loans.
Interest earned on federal funds sold and assets purchased under resale agreements increased almost 300% due to higher average balances and increased yields.
Total income from the securities portfolio was $53,000 higher than in 1994. A decline in the average balance of securities was offset by a slight increase in the yield earned on the portfolio.

Total interest expense for the year ended December 31, 1995 increased $7.1 million, or 32.3%, over 1994. The increase was primarily due to a higher balance of costlier time deposit accounts. During 1995, the average balance of interest-bearing deposit accounts increased $39.1 million, or 6.3%. During the same period, the average cost of interest bearing deposits rose 64 basis points.

Total interest income amounted to $63.8 million in 1994, an increase of $5.9 million, or 10.2%, from 1993.
This was due primarily to an increase of $3.9 million, or 8.9%, in interest earned on loans which is attributable to a $39.8 million, or 8.0%, increase in the average balance of loans outstanding and a 7 basis point rise in the average yield earned on these loans.
Interest income on taxable securities in 1994 was $2.5 million, or 18.6%, higher than 1993 due to higher average balances. The average yield on these securities reflected a decline of 14 basis points for the year.
Interest income on the remaining earning assets reflected small declines from 1993 due principally to lower average balances.

Total interest expense for the year ended December 31, 1994 decreased $890,000, or 3.9%, from 1993. Average balances of interest-bearing liabilities increased from $608.7 million in 1993 to $653.8 million for 1994, an increase of 7.4%. All deposit categories reflected this growth due to an expanded customer base and the purchase of the deposits of three branches of a failed savings and loan association. Average rates on deposits declined 41 basis points as the Bank maintained rates on transaction accounts and benefited from the maturities of higher rate time deposits.
The average balance of borrowings amounted to $28.9 million in 1994, as compared to $13.9 million in 1993.
This increase reflected the more frequent utilization of the repurchase agreement lines and the introduction of the borrowing facility at the Federal Home Loan
Bank.

Provision for Possible Loan Losses. The reserve for possible loan losses is increased by the provision for possible loan losses and decreased by loan charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the reserve considers past loan loss experience, known and inherent risks in the loan portfolio, adverse situations which may affect the borrowers' ability to repay, the estimated value of the underlying collateral, if any, and current and prospective economic conditions. A substantial portion of the Bank's loans are secured by real estate in Massachusetts. Accordingly, the ultimate collectibility of a substantial portion of the BankOs loan portfolio is susceptible to changes in property values.

For the year ended December 31, 1995, the provision for possible loan losses amounted to $1.0 million, an increase of $199,000 from the 1994 provision. This increase is indicative of the 1995 loan origination volumes. For the year ended December 31, 1995, net loan charge-offs totaled $2.6 million, virtually the same as the prior year. As of December 31, 1995, the reserve for possible loan losses represented 1.92% of loans, net of unearned discount, as compared to 2.32% at December 31, 1994. Substantial improvement in the coverage of nonperforming loans was noted as the reserve for possible loan losses at December 31, 1995 represented 229.3% of nonperforming loans on that date, as compared to coverage of 174.5% at the prior year-end.

The provision for possible loan losses for the year ended December 31, 1994 amounted to $801,000, a decrease of $4.3 million from the 1993 provision. This decline was indicative of the improving quality of the BankOs loan portfolio as evidenced by the continuing decline in the level of nonperforming loans. For the year ended December 31, 1994, net loan charge-off totaled $2.6 million, as compared to $5.6 million in the prior year. As of December 31, 1994, the reserve for possible loan losses represented 2.32% of loans, net of unearned discount, as compared to 3.18% at December 31, 1993. Significant improvement in the coverage of nonperforming loans was noted as the reserve for possible loan losses at December 31, 1994 represented 174.5% of nonperforming loans on that date as compared to coverage of 91.2% at the prior year-end.

The provision for possible loan losses is based upon management's evaluation of the level of the reserve for possible loan losses required in relation to the estimate of loss exposure in the loan portfolio. An analysis of individual loans and the overall risk characteristics and size of the different loan portfolios is conducted on an ongoing basis. This managerial evaluation is reviewed periodically by the Company's independent public accountants as well as by a third-party loan review consultant. As adjustments are required, they are reported in the earnings of the period in which they become known.

Management believes that the reserve for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on increases in nonperforming loans, changes in economic conditions, or for other reasons. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's reserve for possible loan losses. The Company was most recently examined by Federal Reserve regulators in the second quarter of 1994 and the Bank was most recently examined by FDIC banking regulators in the third quarter of 1995. No additional provision for possible loan losses was required as a result of these examinations.

Non-Interest Income. The following table sets forth information regarding non-interest income for the periods shown.


Years Ended December 31,         1995       1994       1993
                                     (In Thousands)
Service charges on
 deposit accounts              $5,648      $5,709     $6,121
Trust and financial
 services income                2,424       2,151      2,214
Mortgage banking income         2,243       2,046      2,697
Other non-interest income       1,165       1,564      1,963
     TOTAL                    $11,480     $11,470    $12,995


Non-interest income, which is generated by deposit account service charges, fiduciary services, mortgage banking activities, and miscellaneous other sources, amounted to $11.5 million in 1995, virtually unchanged from 1994.

Service charges on deposit accounts declined slightly from $5.7 million in 1994 to $5.6 million in 1995. This is attributed to an increase in the credit applied against customer service charges based on U. S.
Treasury Bill rates which were slightly higher than 1994.

The Trust and Financial Services Division generated record revenues of $2.4 million. These increased revenues are primarily attributed to the first full year of operating the trust satellite office located in Attleboro and an increase in assets under administration.

Mortgage banking income increased to $2.2 million in 1995, up from $2.0 million in 1994. The Company's mortgage banking revenue consists primarily of application fees and points, servicing income, and net gains on the sale of loans originated for sale.
Residential mortgage loans are originated as necessary to meet consumer demand. Sales of such loans in the secondary market occur to lend balance to the CompanyOs interest rate sensitivity. These sales generate gain or loss at the time of sale, produce future servicing income, and provide funds for additional lending and other purposes. Typically, loans are sold with the Bank retaining responsibility for collecting and remitting loan payments, inspecting properties, making certain insurance and tax payments on behalf of the borrowers, and otherwise servicing the loans and receiving a fee for performing these services.

Other non-interest income for 1995 declined $399,000 from 1994 primarily due to lower data processing fees and miscellaneous other income.

For the year ended December 31, 1994, total non-interest income decreased $1.5 million, or 11.7%, from 1993. Service charges on deposit accounts decreased
$412,000, or 6.7%, due to a sharp increase in the credit applied against customer service charges based on U. S. Treasury Bill rates which increased substantially in 1994. Trust and financial services income recorded a modest decrease of $63,000, or 2.8%, from 1993 primarily attributable to a declining securities market and a reduction in assets under administration. Mortgage banking income declined
$651,000, or 24.1%, from 1993 as the Bank experienced a lower level of mortgage originations and related fees due to increases in mortgage rates. In addition, the Bank recorded a $453,000 decline in gains realized from the sale of mortgage loans in the secondary market. Other non-interest income was $399,000 lower than 1993 due primarily to lower data processing fees resulting from the Bank's decision to close its lockbox operations in April, 1993.


Non-Interest Expense. The following table sets forth information regarding non-interest expense for the periods shown.



Years Ended December 31,              1995       1994           1993
                                              (In Thousands)
Salaries and employee benefits     $22,143    $20,802        $17,341
Occupancy expenses                   3,458      4,726          2,950
Equipment expenses                   2,335      2,005          2,027
Advertising                            710        814            599
Legal fees - loan collection           681      1,610          2,195
Legal fees - other                     381        320            139
FDIC assessment                      1,070      1,863          2,009
OREO expenses                          599      1,182          1,817
OREO write-downs                       152        929          1,334
Other non-interest expenses          7,723      8,230          6,920
TOTAL                              $39,252    $42,481        $37,331



For the year ended December 31, 1995, non-interest expenses totaled $39.3 million, a decrease of $3.2 million, or 7.6%, from 1994. Salaries and employee benefits increased $1.3 million, or 6.4%, due to merit increases, higher funding of the 401(k) and the performance-based incentive compensation plans, and a rise in medical insurance premiums and pension costs.
The decrease in occupancy expenses of $1.3 million, or 26.8%, is attributable to the substantial write-downs of certain buildings in 1994 related to actual and anticipated facility consolidations and renovations.
The 1995 total includes $265,000 of plant facility write-downs related to impending branch consolidations.
Equipment expenses for 1995 were $330,000, or 16.5%, higher than the prior year due to an increase in equipment rental charges. The reduction in legal fees related to loan collection efforts in 1995 of $929,000, or 57.7%, is indicative of the declining portfolio of troubled loans which require legal assistance to resolve and recoveries of certain legal expenses. The
FDIC insurance premium was $793,000, or 42.6%, lower than 1994 due to a reduced risk-based assessment and a refund from the Bank Insurance Fund. The Bank currently is assessed the lowest FDIC insurance premium rate as a result of its strong financial condition. The substantial decline in OREO-related expenses is attributed to the low volume of foreclosed properties.
1995 other non-interest expenses decreased approximately $507,000, or 6.2%, from 1994 despite the recording of $439,000 of expenses related to the data processing change.

Non-interest expenses totaled $42.5 million for the year ended December 31, 1994, an increase of $5.2 million, or 13.8%, from 1993. Salaries and employee benefits increased $3.5 million, or 20.0%, due to higher wages resulting from an expansion of the employee ranks and merit increases, the introduction of a performance-based incentive compensation plan, the establishment of a 401(k) Plan, and higher medical insurance premiums and pension costs. The increase in occupancy expenses of $1.8 million, or 60.2%, is attributable to the write-downs of certain buildings related to actual and anticipated facility consolidations and renovations. The reduction in loan collection legal fees of $585,000, or 26.7%, is indicative of the shrinking portfolio of troubled loans which require legal assistance to resolve. The increase in other legal fees of $181,000, or 130.2%, is due to legal fees incurred in connection with the acquisition of deposits from the Resolution Trust Corporation and managed trust assets from Pawtucket Trust Company. The
FDIC insurance premium was $146,000, or 7.3%, lower than 1993 due to a reduced risk-based premium, indicative of the BankOs improved financial strength.
The decline in OREO expenses of $635,000, or 34.9%, is attributed to the reduction in the volume of foreclosed properties. The decline in OREO write-downs of $405,000, or 30.4%, is indicative of the reduced holdings of foreclosed properties and a more stable real estate market. Other non-interest expenses increased approximately $1.3 million, or 18.9%. Of this amount, $821,000 relates to the write-down of aged computer software. In addition, education and training, and telephone costs increased over 1993.

Income Taxes.  For the years ended December 31, 1995,
1994, and 1993, the Company recorded combined federal and state income tax provisions of $4,729,000, $1,533,000, and $483,000, respectively. These provisions reflect effective income tax rates of 31.3%, 15.9%, and 9.4% in 1995, 1994, and 1993, respectively, which are less than the Company's combined statutory tax rate of 42%. The lower effective income tax rates are attributable to benefits recorded in these years in compliance with SFAS No. 109. These benefits, which amounted to $1.6 million, $2.6 million, and $1.7 million in 1995, 1994, and 1993, respectively, reduced the valuation allowance which had been established prior to 1993 due to the uncertainty of the realizability of the Company's net deferred tax asset at that time.

The tax effects of all income and expense transactions are recognized by the Company in each yearOs consolidated statements of income regardless of the year in which the transactions are reported for income tax purposes.

ASSET/LIABILITY MANAGEMENT

The Bank's asset/liability management process monitors and manages, among other things, the interest rate sensitivity of the balance sheet, the composition of the securities portfolio, funding needs and sources, and the liquidity position. All of these factors, as well as projected asset growth, current and potential pricing actions, competitive influences, national monetary and fiscal policy, and the regional economic environment are considered in the asset/liability management process.

The Asset/Liability Management Committee, whose members comprise the Bank's senior management, develops procedures, consistent with policies established by the Board of Directors, to monitor and coordinate the Bank's interest rate sensitivity and the sources, uses, and pricing of funds. Interest rate sensitivity refers to the BankOs exposure to fluctuations in interest rates and its effect on earnings. If assets and liabilities do not reprice simultaneously and in equal volume, the potential for interest rate exposure exists. It is managementOs objective to maintain stability in the growth of net interest income through the maintenance of an appropriate mix of interest-earning assets and interest-bearing liabilities and, when necessary, within prudent limits, through the use of off-balance sheet hedging instruments such as interest rate swaps, floors, and caps. The Committee employs simulation analyses in an attempt to quantify, evaluate and manage the impact of changes in interest rates on the BankOs net interest income. In addition, the Bank engages an independent consultant to render advice with respect to asset/liability management strategy.

The Bank implements a deposit pricing strategy in an effort to maintain a balanced cost of funds. As an alternative to retail deposits, management has implemented funding strategies that include FHLB advances and repurchase agreement lines. These non-deposit funds are also viewed as a contingent source of liquidity and, when profitable lending and investment opportunities exist, access to such funds provides a means to fund this asset growth.

At December 31, 1995, approximately 43.4% of total assets consisted of assets which will reprice or mature within one year. As of that date, the amount of the cumulative hedged gap was a negative $120.9 million, or 12.2% of total assets.

From time to time the Bank has utilized interest rate swaps, floors, and caps as hedging instruments against stable or declining interest rates. An interest rate swap is an agreement whereby one party agrees to pay a floating rate of interest on a notional principal amount in exchange for receiving a fixed rate of interest on the same notional amount for a predetermined period of time from a second party.
The assets relating to the notional principal amount are not actually exchanged.

The Bank had entered into interest rate swap agreements with a total notional value of $90 million at December
31, 1995. These swaps were arranged through two large international financial institutions, have initial maturities ranging from four to five years, and provide for net settlement on a semiannual basis. The Bank receives fixed rate payments and pays a variable rate of interest tied to 3-month LIBOR. At December 31,
1995, the weighted average fixed payment rate was 5.88% and the weighted average rate of the variable interest payments was 5.84%. As a result of these interest rate swaps, the Bank realized net interest expense of $.4 million for the year ended December 31, 1995 and net interest income of $1.5 million and $2.9 million for the years ended December 31, 1994 and 1993, respectively.

Rockland also purchased two 2-year interest rate caps with a total notional value of $70 million in May 1995.
The caps will pay the Bank the difference between LIBOR and the cap level if LIBOR exceeds the cap level at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Bank.

The following table presents the expected maturities or repricing opportunities of interest-earning assets and interest-bearing liabilities at December 31, 1995 based on the information and the assumptions set forth in the notes below.


                                   Amounts Maturing or Repricing
                             Within    Over Three
                             Three     To Twelve   Over One
                             Months     Months       Year        Total
                                          (Dollars In Thousands)
Interest-earning
 assets (1):
Federal funds sold and
 assets purchased under
 resale agreements           $13,000         --          --     $13,000
Interest bearing deposits         --        296          --         296
Securities                    47,920     58,140     156,926     262,986
Loans - fixed rate (2)        24,141     55,093     241,811     321,045
Loans - floating rate (2)    190,597     39,250      71,978     301,825
Total interest-earning
 assets                      275,658     152,779     470,715     899,152
Interest-bearing
 liabilities:
Savings and NOW
 accounts (3)                 61,935         --      197,794     259,729
Money Market and Super
 NOW accounts (3)            111,681         --       11,978     123,659
Time certificates of
 deposit over $100,000        10,273     14,194        5,619      30,086
Other time deposits           56,414    191,919       42,825     291,158
Borrowings                    18,091     10,000           --      28,091
Subordinated capital notes        --      4,843           --       4,843
Total interest-bearing
 liabilities                 258,394    220,956      258,216     737,566
Net interest sensitivity
 gap during the period        17,264    (68,177)     212,499     161,586
Cumulative gap                17,264    (50,913)     161,586     161,586
Effect of hedging
 activities                  (90,000)    20,000       70,000          --
Cumulative hedged gap       $(72,736) $(120,913)    $161,586    $161,586
Interest-earning assets
 as a percent of
 interest-bearing
 liabilities (cumulative)     106.68%     89.38%      121.91%     121.91%
Interest-earning assets
 as a percent of total
 assets (cumulative)           27.91%     43.38%       91.05%      91.05%
Ratio of unhedged gap to
 total assets                   1.75%     (6.90)%      21.52%      16.36%
Ratio of cumulative unhedged
 gap to total assets            1.75%     (5.16)%      16.36%      16.36%
Ratio of hedged gap to total
  assets                       (7.37)%    (4.88)%      28.60%      16.36%
Ratio of cumulative hedged
 gap to total assets           (7.37)%   (12.24)%      16.36%      16.36%



(1) Adjustable and floating-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid.

(2) Balances have been reduced for nonperforming loans which amounted to $5.3 million at the same date.

(3) Although the BankOs regular savings accounts generally are subject to immediate withdrawal, management considers most ofthese accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments.


LIQUIDITY

Liquidity, as it pertains to commercial banks, is the ability to generate cash in the most economical way to pay savings withdrawals and maturing certificates of deposit and fund loan commitments. Liquidity is provided by earning assets and both non-interest bearing and interest bearing liabilities, principally core deposits.

The Bank utilizes its extensive branch network to access retail customers who provide a stable base of in-market core deposits. These funds are principally comprised of demand deposits, NOW and Super NOW accounts, savings accounts, and money market accounts. Deposit levels are greatly influenced by interest rates, economic conditions, and competitive factors. The Bank has also established four repurchase agreements lines with major brokerage firms as potential sources of liquidity. At
December 31, 1995, there were no repurchase agreements outstanding. The Bank is a member of the Federal Home
Loan Bank of Boston which provides another source of funds for liquidity purposes. This affiliation provides the Bank with access to approximately $300 million of potential funding. On December 31, 1995, the Bank had
$20 million outstanding in FHLB borrowings, with initial maturities of 12 to 18 months.

The Parent Company, as a separately incorporated bank holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the CompanyOs assets include its investment in the Bank, $1.0 million of other investments, and $1.5 million of goodwill. The Company has no employees and no significant liabilities or sources of income. Expenses incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, as amended, and related expenses as a publicly traded company. The
Company is directly reimbursed by the Bank for virtually all such expenses.

The Bank actively manages its liquidity position under the direction of the Asset/Liability Management
Committee. Periodic review under prescribed policies and procedures is intended to ensure that the Bank will maintain adequate levels of available funds. At
December 31, 1995, the Bank's liquidity position was well above policy guidelines.


CAPITAL RESOURCES

The Federal Reserve Board (FRB), the Federal Deposit
Insurance Corporation (FDIC), and other regulatory agencies have established capital guidelines for banks and bank holding companies. Risk-based capital guidelines issued by the federal regulatory agencies require banks to meet a minimum Tier 1 risk-based capital ratio of 4.0% and a total risk-based capital ratio of 8.0%. At December 31, 1995, the Company and the Bank substantially exceeded the minimum requirements for Tier 1 risk-based and total risk-based capital.

An additional requirement of a minimum 3.0% Tier 1 leverage capital ratio is mandated. On December 31, 1995, the Tier 1 leverage capital ratio for the Company and the Bank was 7.37% and 7.12%, respectively.

Capital ratios of the Company and the Bank are shown below for the last two year-ends.


December 31,                             1995           1994
The Company
  Tier 1 leverage capital ratio         7.37%          6.92%
  Tier 1 risk-based capital ratio      10.90%         10.29%
  Total risk-based capital ratio       12.15%         11.70%
The Bank
  Tier 1 leverage capital ratio         7.12%          6.62%
  Tier 1 risk-based capital ratio      10.54%          9.86%
  Total risk-based capital ratio       11.79%         11.27%

DIVIDENDS

The Company declared cash dividends of $.18 per share in 1995, following the resumption of dividend payments in the third quarter of 1994. The 1995 ratio of dividends paid to earnings was 25.4%.

Payment of dividends by the Company on its common stock is subject to various regulatory restrictions. The
Company is regulated by the Federal Reserve and, as such, is subject to its regulations and guidelines with respect to the payment of dividends. Since substantially all of the funds available for the payment of dividends are derived from the Bank, future dividends will depend on the earnings of the Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the Board of Directors deems appropriate.
Management believes that the Bank will generate adequate earnings to continue to pay dividends.


IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

The financial nature of the Company's consolidated financial statements is more clearly affected by changes in interest rates than by inflation. Interest rates do not necessarily fluctuate in the same direction or in the same magnitude as the prices of goods and services. However, inflation does affect the Company because, as prices increase, the money supply grows and interest rates are affected by inflationary expectations. The impact on the Company is a noted increase in the size of loan requests with resulting growth in total assets. In addition, operating expenses may increase without a corresponding increase in productivity. There is no precise method, however, to measure the effects of inflation on the Company's consolidated financial statements. Accordingly, any examination or analysis of the financial statements should take into consideration the possible effects of inflation.



CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                            1995            1994
                                      (Dollars In Thousands)
ASSETS
CASH AND DUE FROM BANKS              $67,354         $48,555
FEDERAL FUNDS SOLD AND
 ASSETS PURCHASED UNDER
 RESALE AGREEMENTS                    13,000          10,000
INTEREST BEARING DEPOSITS                296             502
SECURITIES HELD TO MATURITY
 (Notes 1 and 3)                     226,896         256,785
 (market value $227,409
  and $239,875)
SECURITIES AVAILABLE FOR SALE
 (Notes 1 and 3)                      32,628           4,250
FEDERAL HOME LOAN BANK STOCK
 (Note 6)                              3,462           3,100
LOANS, NET OF UNEARNED DISCOUNT
 (Notes 1 and 4)                     628,141         590,689
LESS: RESERVE FOR POSSIBLE
 LOAN LOSSES                         (12,088)        (13,719)
Net Loans                            616,053         576,970
BANK PREMISES AND EQUIPMENT
 (Notes 1 and 5)                       8,903           7,088
OTHER REAL ESTATE OWNED (Note 1)         638           3,866
OTHER ASSETS (Notes 1 and 8)          18,359          18,078
     TOTAL ASSETS                   $987,589        $929,194

LIABILITIES
DEPOSITS
 Demand Deposits                    $166,453        $157,144
 Savings and NOW Accounts            259,729         277,827
 Money Market and Super NOW
  Accounts                           123,659         121,133
 Time Certificates of Deposit
  over $100,000                       30,086          21,219
 Other Time Deposits                 291,158         219,289
 Total Deposits                      871,085         796,612
FEDERAL FUNDS PURCHASED AND
 ASSETS SOLD UNDER REPURCHASE
 AGREEMENTS (Notes 3 and 6)            4,060          26,585
TREASURY TAX AND LOAN NOTES
 (Notes 3 and 6)                       4,031           3,802
FEDERAL HOME LOAN BANK BORROWINGS
 (Note 6)                             20,000          25,000
OTHER LIABILITIES                     10,998           8,028
SUBORDINATED CAPITAL NOTES
 (Note 7)                              4,843           4,965
TOTAL LIABILITIES                    915,017         864,992

STOCKHOLDERS' EQUITY
 (Notes 1 and 11)
 Preferred Stock, $.01 par value.
 Authorized:1,000,000 Shares
 Outstanding: No Shares in 1995
  or 1994                                --               --
 Common Stock, $.01 par value.
 Authorized: 30,000,000 Shares
 Outstanding:  14,507,925 Shares
  in 1995 and 14,433,632 Shares
  in 1994                               145              144
 Surplus                             43,777           43,381
 Retained Earnings                   28,710           20,931
 Unrealized Loss on Securities
   Available For Sale, Net of Tax
   (Note 3)                             (60)            (254)
TOTAL STOCKHOLDERS' EQUITY           72,572           64,202
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY              $987,589         $929,194

The accompanying notes are an integral part of these consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,           1995          1994         1993
                  (Dollars In Thousands, Except Share and Per Share Data)
INTEREST INCOME
 Interest on Loans
   (Notes 1 and 4)              $55,870       $46,981       $43,057
 Interest and Dividends
   on Securities (Note 3)        16,178        16,155        13,698
 Interest on Federal
   Funds Sold and Repurchase
   Agreements                       964           330           674
 Interest on Interest Bearing
   Deposits                          19            21            21
 Total Interest Income           73,031        63,487        57,450
INTEREST EXPENSE
 Interest on Deposits            26,042        20,467        21,954
 Interest on Borrowings
   (Notes 1 and 6)                2,623         1,076           151
 Interest on Subordinated
   Capital Notes (Note 7)           478           486           815
 Total Interest Expense          29,143        22,029        22,920
 Net Interest Income             43,888        41,458        34,530
PROVISION FOR POSSIBLE LOAN
 LOSSES (Notes 1 and 4)           1,000           801         5,075
 Net Interest Income After
   Provision For Possible
   Loan Losses                   42,888        40,657        29,455
NON-INTEREST INCOME
 Service Charges on Deposit
   Accounts                       5,648         5,709         6,121
 Trust and Financial
   Services Income                2,424         2,151         2,214
 Mortgage Banking Income          2,243         2,046         2,697
 Other Non-Interest Income        1,165         1,564         1,963
 Total Non-Interest Income       11,480        11,470        12,995
NON-INTEREST EXPENSES
 Salaries and Employee
   Benefits (Note 9)             22,143        20,802        17,341
 Occupancy Expenses
   (Notes 5 and 12)               3,458         4,726         2,950
 Equipment Expenses               2,335         2,005         2,027
 Other Non-Interest
   Expenses (Note 10)            11,316        14,948        15,013
 Total Non-Interest
   Expenses                      39,252        42,481        37,331
INCOME BEFORE INCOME TAXES       15,116         9,646         5,119
PROVISION FOR INCOME TAXES
   (Notes 1 and 8)                4,729         1,533           483
NET INCOME                      $10,387        $8,113        $4,636
NET INCOME PER SHARE              $0.71         $0.56         $0.32
Weighted average common and
   common equivalent shares
   outstanding
   (Notes 1 and 11)          14,631,493    14,415,443    14,408,436

The accompanying notes are an integral part of these consolidated financial statements.





CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       UNREALIZED
                                                       LOSS ON
                                                       SECURITIES
                         COMMON              RETAINED  AVAILABLE
                          STOCK    SURPLUS   EARNINGS  FOR SALE      TOTAL
                                                   (In Thousands)
BALANCE,
 DECEMBER 31, 1992         $144    $43,266    $9,336    $--          $52,746
Net Income                                     4,636                   4,636
Proceeds From Exercise
 of Stock Options
 (Note 11)                               3                                 3
BALANCE,
 DECEMBER 31, 1993          144     43,269    13,972      --          57,385
Cumulative Effect of
 Adoption of SFAS No.
 115, Net of Tax
 (Notes 1 and 3)                                          (44)           (44)
Net Income                                     8,113                   8,113
Cash Dividends Declared
 ($.08 per share)                             (1,154)                 (1,154)
Proceeds From Exercise
 of Stock Options
 (Note 11)                             39                                 39
Common Stock Sold Under
 Dividend Reinvestment
 and Stock Purchase Plan
 (Note 11)                             73                                 73
Change in Unrealized
 Loss on Securities
 Available For Sale,
 Net of Tax (Note 3)                                      (210)         (210)
BALANCE,
 DECEMBER 31, 1994         144     43,381      20,931     (254)       64,202
Net Income                                     10,387                 10,387
Cash Dividends Declared
 ($.18 per share)                              (2,608)                (2,608)
Proceeds From Exercise
 of Stock Options
 (Note 11)                             44                                 44
Common Stock Sold Under
 Dividend Reinvestment
 and Stock Purchase Plan
 (Note 11)                   1        352                                353
Change in Unrealized
 Loss on Securities
 Available For Sale,
 Net of Tax (Note 3)                                         194         194
BALANCE,
 DECEMBER 31, 1995        $145    $43,777       $28,710     $(60)    $72,572



The accompanying notes are an integral part of these consolidated financial statements.




CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                  1995          1994          1993
CASH FLOWS FROM OPERATING ACTIVITIES:              (In Thousands)
 Net Income                             $10,387        $8,113        $4,636
 ADJUSTMENTS TO RECONCILE NET
   INCOME TO NET CASH PROVIDED
   FROM OPERATING ACTIVITIES:
 Depreciation and amortization            3,214         5,406         3,292
 Provision for possible loan losses       1,000           801         5,075
 Prepaid income taxes                        55        (2,013)         (943)
 Loans originated for resale            (47,472)      (30,148)      (87,125)
 Proceeds from mortgage loan sales       47,490        30,177        87,607
 Gain on sale of mortgages                  (18)          (29)         (482)
 Proceeds from sale of assets held
   for sale                                  --            --         1,200
 Other Real Estate Owned write-downs        153           929         1,334
 Changes in assets and liabilities
   Decrease in other assets                 100         4,271         5,708
   Increase in other liabilities          2,736         2,382           985
 TOTAL ADJUSTMENTS                        7,258        11,776         6,651
 NET CASH PROVIDED FROM OPERATING
   ACTIVITIES                            17,645        19,889        21,287
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net decrease in Interest Bearing
   Deposits                                 206           200           197
 Proceeds from maturities of
   Securities Held to Maturity           52,511        53,036        67,845
 Proceeds from maturities of
   Securities Available For Sale            485           797            --
 Purchase of Securities Held to
   Maturity                             (51,917)      (49,565)     (140,569)
 Purchase of Federal Home Loan
   Bank Stock                              (362)       (3,100)           --
 Net increase in Loans                  (42,178)     (113,720)       (2,647)
 Proceeds from sale of Other
   Real Estate Owned                      3,953         8,289         8,703
 Investment in Bank Premises
   and Equipment                         (3,536)       (2,480)         (909)
 Premium Paid for Plymouth Fed
   deposits and Pawtucket Trust
   assets                                    --        (1,923)           --
 NET CASH USED IN INVESTING
   ACTIVITIES                           (40,838)     (108,466)      (67,380)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
 Acquired Deposits                           --         21,574           --
 Net increase (decrease) in
   Time Deposits                         80,736         21,618       (2,966)
 Net increase (decrease) in
   Other Deposits                        (6,263)        10,035       17,331
 Net increase (decrease) in
   Federal Funds Purchased
   and Assets Sold Under
   Repurchase Agreements                (22,525)        14,657        3,898
 Net increase (decrease) in
   Federal Home Loan Bank
   Borrowings                            (5,000)        25,000           --
 Net increase (decrease) in
   Treasury Tax & Loan Notes                229         (3,148)       2,114
 Repayment of Capital Notes                (122)            --       (3,666)
 Proceeds from stock issuance               397            112            3
 Dividends paid                          (2,460)          (576)          --
 NET CASH PROVIDED FROM FINANCING
   ACTIVITIES                            44,992         89,272       16,714
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                    21,799            695      (29,379)
CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE YEAR                   58,555         57,860       87,239
CASH AND CASH EQUIVALENTS AT THE
  END OF THE YEAR                       $80,354        $58,555      $57,860

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
Cash paid during the year for:
     Interest                           $28,862        $21,398       $23,157
     Income taxes                         3,999          2,359         1,444

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
     OREO Properties Acquired               878          4,200         7,233
     Loans transferred from assets
       held for sale                         --             --        (4,255)
     Securities transferred to
       Securities Available For Sale     28,619             --            --



DISCLOSURE OF ACCOUNTING POLICY:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and assets purchased under resale agreements. Generally, federal funds are sold for up to two week periods.


The accompanying notes are an integral part of these consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of Independent Bank Corp. (the
Company) and its wholly-owned subsidiary, Rockland
Trust Company (Rockland or the Bank). All material intercompany accounts and transactions have been eliminated from these statements. Certain amounts in prior year financial statements have been reclassified to conform to the current yearOs presentation.

NATURE OF OPERATIONS
Independent Bank Corp. is a one-bank holding company whose primary asset is its investment in Rockland Trust
Company. Rockland is a state-chartered commercial bank which operates 33 banking offices in southeastern
Massachusetts. The Company's primary source of income is from providing loans to individuals and small-to-medium-sized businesses in its market area.

USES OF ESTIMATES IN THE PREPARATION OF FINANCIAL
STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the finan-cial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from these estimates.

SECURITIES
On January 1, 1994, the Bank adopted Statement of
Financial Accounting Standards (SFAS) No. 115,
OAccounting for Certain Investments in Debt and Equity
Securities." This statement addresses the accounting and reporting for all investments in debt securities and for investments in equity securities that have readily determinable fair values.

When securities are purchased, they are classified as securities held to maturity if it is managementOs intent and ability to hold them until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, both computed by the effective yield method. If it is management's intent at the time of purchase not to hold the securities to maturity, these securities are classified as securities available for sale and are carried at market value with unrealized gains and losses reported, net of the related tax effect, as a separate component of stockholders' equity. When securities are sold, the adjusted cost of the specific security sold is used to compute gain or loss on the sale. There were no sales of securities in 1995, 1994, or 1993.

LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES
Loans are stated at their principal balance outstanding. Interest income for commercial, real estate, and consumer loans is accrued based upon the daily principal amount outstanding except for loans on nonaccrual status. Interest income on instalment loans is generally recorded based upon the level-yield method. Interest accruals are generally suspended on commercial or real estate loans more than 90 days past due with respect to principal or interest. When a loan is placed on nonaccrual status all previously accrued and uncollected interest is reversed against current income. Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectibility of principal is no longer considered doubtful.

Loan fees in excess of certain direct origination costs are deferred and amortized into interest income over the expected term of the loan using the level-yield method.

The reserve for possible loan losses is funded by periodic charges against expense and is maintained at a level that management considers adequate to provide for potential loan losses based upon an evaluation of known and inherent risks in the loan portfolio. The reserve is based on estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments are required, are reported in earnings in the period in which they become known. When a loan, or any portion thereof, is considered to be uncollectible, it is charged against the reserve for possible loan losses.
Subsequent recoveries are credited to the reserve.

IMPAIRED LOANS AND TROUBLED DEBT RESTRUCTURINGS
The Company adopted SFAS No. 114, "Accounting by
Creditors for Impairment of a Loan," and SFAS No. 118,
"Accounting by Creditors for Impairment of a Loan D
Income Recognition and Disclosures," as of January 1,
1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of the expected future cash flows discounted at the loan's original effective interest rate or the collateral value.

When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Company had previously determined the adequacy of the reserve for possible loan losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional provision for possible loan losses was required as of January 1, 1995.

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements.

OTHER REAL ESTATE OWNED
Other real estate owned (OREO) is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure. OREO is carried at the lower of the related loan's remaining principal balance or the estimated fair value of the property acquired, less estimated costs to sell. Any loan balance in excess of the estimated fair value on the date of transfer is charged to the reserve for possible loan losses on that date. The carrying value of other real estate owned is reviewed periodically. Subsequent declines in value are charged to other non-interest expense.

Upon the adoption of SFAS No. 114, loans classified as in-substance foreclosures (ISF), totaling $1.6 million as of December 31, 1994, were reclassified as loans from OREO. All transactions involving ISF loans have been reclassified in the accompanying consolidated financial statements to conform with this new pronouncement.

INTANGIBLE ASSETS
In connection with the acquisition of Middleborough
Trust Company in January 1986, the Company allocated
$2,951,000 of the purchase price to goodwill. This amount is being amortized over a 20 year period using the straight-line method. The balance at December 31, 1995 is $1,475,000.

In March 1994, Rockland purchased $21.6 million of deposits from the Resolution Trust Corporation. In May
1994, Rockland purchased approximately $50 million of trust assets from Pawtucket Trust Company. The Bank allocated $1,923,000 of the purchase price of these transactions to intangible assets, which is being amortized over a 15 year period using the straight-line method. The balance at December 31, 1995 is $1,692,000.

INCOME TAXES
The Company records income taxes using the liability method of accounting for income taxes pursuant to SFAS
No. 109, "Accounting For Income Taxes," which it adopted effective January 1, 1993. Under this method, deferred taxes are determined based upon the difference between the financial statement and the tax bases of the assets and liabilities using the statutory tax rates in effect in the years in which these differences are expected to reverse.

TRUST AND FINANCIAL SERVICES
Assets held in a fiduciary or agency capacity for customers are not included in the accompanying consolidated balance sheets, as such assets are not assets of the Company. Trust and Financial Services income is recorded on the cash basis, the results of which approximates the accrual basis of accounting for such fees.

NET INCOME PER SHARE
Income per share amounts are based on the weighted average number of common and common equivalent shares outstanding each year.

OFF-BALANCE SHEET AGREEMENTS
From time to time the Bank has utilized interest rate swap agreements, caps, or floors as hedging instruments for asset and liability management purposes. As such, these instruments are accounted for under the accrual method. Income received from the fixed rate payments and interest paid under variable rate obligations is recorded net as interest income on loans. Gains or losses on the sale of swap agreements are deferred and amortized into interest income over the remainder of the original term of the swap.

RECENT ACCOUNTING PRONOUNCEMENTS
In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is to become effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires that a bank recognize the rights to service mortgage loans for others, regardless of the manner in which the servicing rights are acquired, as separate assets. In addition, capitalized mortgage servicing rights are required to be assessed for impairment based on the fair value of those rights.
SFAS No. 122 will be applied prospectively beginning
January 1, 1996, to transactions in which mortgage loans are sold with servicing rights retained. The
Company expects that the adoption of SFAS No. 122 will have a positive impact on income in 1996, the significance of which will depend on the volume of loans sold during the year.

(2)  FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures About Fair Value Of
Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value, whether or not recognized on the balance sheet. In cases where quoted market values are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The carrying amount reported on the balance sheet for cash, federal funds sold and assets purchased under resale agreements, and interest bearing deposits approximates those assets' fair values. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following table reflects the book and fair values of financial instruments, including on balance sheet and off balance sheet instruments as of December 31, 1995 and 1994.


                                    1995                  1994
                               BOOK       FAIR       BOOK       FAIR
                               VALUE      VALUE      VALUE      VALUE
                                          (In Thousands)
FINANCIAL ASSETS
Cash and Due From Banks       $67,354    $67,354     $48,555    $48,555   (a)
Federal Funds Sold and
 Assets Purchased Under
 Resale Agreements             13,000     13,000      10,000     10,000   (a)
Interest Bearing Deposits         296        296         502        502   (a)
Securities Held To Maturity   226,896    227,409     256,785    239,875   (b)
Securities Available For
 Sale                          32,628     32,628       4,250      4,250   (b)
Federal Home Loan Bank
 Stock                          3,462      3,462       3,100      3,100   (c)
Net Loans                     616,053    615,772     576,970    575,932   (d)

FINANCIAL LIABILITIES
Demand Deposits               166,453    166,453     157,144    157,144   (e)
Savings and Now Accounts      259,729    259,729     277,827    277,827   (e)
Money Market and Super
 NOW Accounts                 123,659    123,659     121,133    121,133   (e)
Time Deposits                 321,244    319,886     240,508    239,158   (f)
Federal Funds Purchased
 and Assets Sold Under
 Repurchase Agreements          4,060     4,060       26,585     26,585   (a)
Treasury Tax and Loan
 Notes                          4,031     4,031        3,802      3,802   (a)
Federal Home Loan Bank
 Borrowings                    20,000    20,079       25,000     25,027   (f)
Subordinated Capital Notes      4,843     5,026        4,965      5,513   (f)

UNRECOGNIZED FINANCIAL INSTRUMENTS
Standby Letters of Credit       2,419     2,436        2,593      2,599   (g)
Commitments to Extend Credit    6,511     6,511        3,768      3,768   (a)
Interest Rate Swap Agreements  90,000    90,481      115,000    108,215   (b)
Interest Rate Caps             70,000    70,500           --         --   (b)


(a) Book value approximates fair value due to short term nature of these instruments.
(b) Fair value was determined based on market prices or dealer quotes.
(c)  Federal Home Loan Bank stock is redeemable at cost
(d) The fair value of loans was estimated by discounting anticipated future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
(e)  Fair value is presented as equaling book value.
     SFAS No. 107 requires that deposits which can be withdrawn without penalty at any time be presented at such amount without regard to the inherent value of such deposits and the BankOs relationship with such depositors.
(f) The fair value of these instruments is estimated by discounting anticipated future cash payments using rates currently available for instruments with similar remaining maturities.
(g) The fair value of these instruments was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of customers.

(3)  SECURITIES
The amortized cost, gross unrealized gains and losses, and fair market value of securities held to maturity at December 31, 1995 and 1994 were as follows:


                                                1995
                                           Gross     Gross      Fair
                             Amortized  Unrealized  Unrealized  Market
                                 Cost      Gains     Losses     Value
                                              (In Thousands)
U.S. Treasury and U.S.
 Government Agency Securities   $73,484      $559     ($789)    $73,254
Mortgage-Backed Securities      128,361     1,377      (749)    128,989
Collateralized Mortgage
 Obligations                     17,473       152       (54)     17,571
State, County, and Municipal
 Securities                       6,578        20        (3)      6,595
Other Securities                  1,000        --        --       1,000
Total                          $226,896    $2,108    ($1,595)  $227,409




                                                  1994
                                           Gross        Gross     Fair
                              Amortized  Unrealized   Unrealized  Market
                                 Cost       Gains       Losses    Value
                                            (In Thousands)
U. S. Treasury and U. S.
 Goverment Agency Securities    $70,904      $699     ($5,432)   $66,171
Mortgage-Backed Securities      157,197        --     (11,229)   145,968
Collateralized Mortgage
 Obligations                     24,259        52        (990)    23,321
State, County, and Municipal
 Securities                       3,425        12         (22)     3,415
Other Securities                  1,000        --          --      1,000
Total                          $256,785      $763    ($17,673)  $239,875

The amortized cost, gross unrealized gains and losses, and fair market value of securities available for sale at December 31, 1995 and 1994 were as follows:


                                              1995
                                        Gross       Gross        Fair
                            Amortized  Unrealized  Unrealized    Market
                               Cost     Gains       Losses       Value
                                          (In Thousands)
Mortgage-Backed Securities    $29,751     $38       ($113)       $29,676
Collateralized Mortgage
 Obligations                    2,968      --         (16)         2,952
Total                         $32,719     $38       ($129)       $32,628



                                                1994
                                         Gross       Gross        Fair
                            Amortized  Unrealized  Unrealized     Market
                               Cost      Gains       Losses       Value
                                           (In Thousands)
Mortgage-Backed Securities    $4,636       --       ($386)        $4,250
Collateralized Mortgage
 Obligations                      --       --          --             --
Total                         $4,636       --       ($386)        $4,250


Securities totalling $28,619,000 were reclassified from held to maturity to available for sale in December 1995 in accordance with the "FASB Special Report, A Guide to the Implementation of Statement 115." On the date of transfer, the net unrealized loss on these securities was $31,312.

A schedule of the contractual maturities of securities held to maturity and securities available for sale at December 31, 1995 is presented below:



                          Held to maturity       Available for sale
                                     Fair                    Fair
                          Amortized  Market        Amortized Market
                             Cost    Value           Cost    Value
                             (In Thousands)         (In Thousands)
Due in one year or less    $11,941   $11,973        $--        $--
Due from one year
 to five years              68,007    67,388        25,650    25,620
Due from five to
 ten years                  60,404    60,405         7,069     7,008
Due after ten
 years                      86,544    87,643            --        --
Total                     $226,896  $227,409       $32,719   $32,628



The actual maturities of mortgage-backed securities and collateralized mortgage obligations will differ from the contractual maturities due to the ability of the borrowers to prepay underlying mortgage obligations. On
December 31, 1995 and 1994, investment securities carried at $33,253,000 and $67,525,000, respectively, were pledged to secure public deposits, assets sold under repurchase agreements, treasury tax and loan notes, and for other purposes as required by law. At year end 1995 and 1994, the Company had no investments in obligations of individual states, counties, or municipalities which exceeded 10% of stockholders' equity.

(4)  LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES
The composition of loans, net of unearned discount, at December 31, 1995 and 1994 is as follows:


                                       1995        1994
                                         (In Thousands)
Commercial                          $121,679     $122,944
Real Estate - Commercial             187,608      169,693
Real Estate - Residential            187,652      184,958
Real Estate - Construction            27,863       28,892
Consumer - Instalment                102,088       80,441
Consumer - Other                      11,076       11,882
 Gross Loans                         637,966      598,810
    Unearned Discount                  9,825        8,121
 Loans, Net of Unearned Discount    $628,141     $590,689



In addition to the loans noted above, at December 31, 1995 and December 31, 1994, the Bank serviced approximately $246,569,000 and $225,734,000, respectively, of loans sold to investors in the secondary mortgage market and other financial institutions. Of the loans sold at December 31, 1995, $6,074,147 were sold with recourse. All other loans sold at December 31, 1995 and all loans sold at December 31, 1994 were sold without recourse.
At December 31, 1995, $3.6 million of residential mortgages were held for sale.

At December 31, 1995 and 1994, the principal amount of loans which were not accruing interest was approximately $4,718,000 and $7,266,000, respectively.
Gross interest income that would have been recognized for the years ended December 31, 1995, 1994, and 1993 if nonperforming loans at the respective dates had been performing in accordance with their original terms approximated $448,000, $1.1 million, and $2.1 million, respectively. The actual amount of interest on these loans that was collected during those periods and included in interest income approximated $63,000, $80,000, and $145,000, respectively.

As of December 31, 1995 the BankOs recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 is as follows.


                                       Recorded      Valuation
                                      Investment     Allowance
Impaired loans:
     Valuation allowance required        $3,401       $1,269
     No valuation allowance required      1,321           --
Total                                    $4,722       $1,269



The valuation allowance is included in the reserve for possible loan losses on the balance sheet.
The average recorded investment in impaired loans for the year ended December 31, 1995 was $3.7 million.
Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $169,000 for the year ended December
31, 1995.

Restructured loans totaled $2,629,000 and $2,898,000 at December 31, 1995 and 1994, respectively, of which $644,000 and $1,071,000, respectively, are included in nonaccruing loans above. Interest income of approximately $262,000, $220,000, and $215,000 was recognized on these loans in 1995, 1994, and 1993, respectively. If these loans had been repaying in accordance with original contractual terms, approximately $37,000, $57,000, and $444,000 of additional interest income would have been recognized on these loans in the respective periods. At December
31, 1995, the Bank was not committed to lend any additional funds to borrowers with loans whose terms have been restructured.

The aggregate amount of loans in excess of $60,000 outstanding to directors, principal officers, and principal security holders at December 31, 1995 and 1994 and for the years then ended is as follows
(in thousands).


Balance, January 1, 1994        $17,406
New loans                         4,395
Loan repayments                  (3,743)
Balance, December 31, 1994       18,058
New loans                           601
Loan repayments                  (7,086)
Balance, December 31, 1995      $11,573


All such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

An analysis of the reserve for possible loan losses for each of the three years in the period ended December
31, 1995 is as follows.


                                    1995       1994        1993
                                         (In Thousands)
Reserve, beginning of year       $13,719     $15,485     $15,971
Loans charged-off                 (4,082)     (4,293)     (7,519)
Recoveries on loans
 reviously charged-off             1,451       1,726       1,958
Net charge-offs                   (2,631)     (2,567)     (5,561)
Provision charged to expense       1,000         801       5,075
Reserve, end of year             $12,088     $13,719     $15,485




(5)  BANK PREMISES AND EQUIPMENT
Bank premises and equipment at December 31, 1995 and 1994 were as follows:


                                         1995        1994
                                         (In Thousands)
Cost:
     Land                                $356        $356
     Bank Premises                      6,661       5,999
     Leasehold Improvements             4,724       4,121
     Equipment                         14,741      12,500
Total Cost                             26,482      22,976
     Accumulated Depreciation         (17,579)    (15,888)
Net Bank Premises and Equipment        $8,903      $7,088



     Depreciation and amortization expense related to bank premises and equipment reflected in the consolidated statements of income was $1,721,000 in 1995, $3,193,000 in 1994, and $1,527,000 in 1993. The
1995 and 1994 expenses include $265,000 and $1,800,000,
respectively, of writedowns of the book values of certain facilities related to actual and anticipated facility consolidations and renovations.


(6)  BORROWINGS
Short-term borrowings consist of federal funds purchased, assets sold under repurchase agreements, and treasury tax and loan notes. Information on the amounts outstanding and interest rates of short term borrowings for each of the three years in the period ended
December 31, 1995 is as follows:




                                      1995       1994       1993
                                          (Dollars In Thousands)
Balance outstanding at
     end of year                     $8,091    $30,387    $18,878
Average daily balance
     outstanding                     18,995     18,034      5,284
Maximum balance outstanding
     at any month end                63,988     30,387     20,062
Weighted average interest rate
     for the year                     5.74%      4.03%      2.86%
Weighted average interest rate
     at end of year                   4.36%      5.74%      2.74%



The Bank has established two federal funds lines totaling $18 million. Borrowings under these lines are classified as federal funds purchased. At December 31, 1995, the Bank had $4.1 million of federal funds purchased. The Bank has also established four repurchase agreement lines with major brokerage firms.
Amounts outstanding under these lines
are classified as assets sold under repurchase agreements. At December 31, 1995 the Bank had no outstanding balances under the repurchase agreement lines, while at December 31, 1994, repurchase agreements totaled $25.4 million.

Federal Home Loan Bank (FHLB) borrowings are collateralized by a blanket pledge agreement on the BankOs FHLB stock, certain qualified securities, deposits at the Federal Home Loan Bank, and residential mortgages held in the BankOs portfolio. The borrowing capacity at the Federal Home Loan Bank is approximately
$300 million. A schedule of the maturity distribution of FHLB advances with the weighted average interest rates at December 31, 1995 and 1994 follows:


                                     1995                 1994
                                    Weighted            Weighted
                                    Average             Average
                            Amount    Rate      Amount    Rate
                                  (Dollars In Thousands)
 Due in one year
   or less                  $20,000   6.29%     $15,000   5.76%
 Due from one year
   to two years                  --     --       10,000   6.48%
                            $20,000   6.29%     $25,000   6.05%


(7)  SUBORDINATED CAPITAL NOTES
The following table summarizes the outstanding subordinated capital notes at December 31, 1995 and 1994:



                              INTEREST    YEAR OF
                                RATE      MATURITY    1995     1994
                                            (In Thousands)
                                9.50%       1995        $--      $122
                                9.50%       1996      2,102     2,102
                               10.00%       1996      2,732     2,732
                               14.00%       1996          9         9
                               TOTAL                 $4,843    $4,965

These subordinated notes do not contain provisions enabling the Company to redeem them prior to their scheduled maturities.


(8)  INCOME TAXES
The provision for income taxes is comprised of the following components:



YEARS ENDED DECEMBER 31,                   1995      1994     1993
                                                 (In Thousands)
Current Provision
     Federal                             $3,616    $2,760     $907
     State                                1,058       786      519
     TOTAL CURRENT PROVISION              4,674     3,546    1,426
Deferred Provision (Benefit)
     Federal                                965       460      755
     State                                  715        81      (36)
     Change in Valuation Allowance       (1,625)   (2,554)  (1,662)
     TOTAL DEFERRED PROVISION
       (BENEFIT)                             55    (2,013)    (943)
     TOTAL PROVISION                     $4,729    $1,533     $483



The income tax provision shown in the consolidated statements of income differs from the expected amount, determined by applying the statutory federal tax rate of 34% to income before income taxes. The following summary reconciles the differences between these amounts.


YEARS ENDED DECEMBER 31,              1995       1994       1993
                                            (In Thousands)
Computed statutory federal
 income tax provision               $5,139     $3,279     $1,740
Nontaxable interest, net              (257)      (223)      (240)
State taxes, net of federal
 tax benefit                         1,152        572        319
Change in valuation allowance       (1,625)    (2,554)    (1,662)
Other, net                             320        459        326
     TOTAL PROVISION                $4,729     $1,533       $483



The net deferred tax asset which is included in other assets amounted to approximately $4,950,000,
$5,005,000, and $2,992,000 at December 31, 1995, 1994
and 1993, respectively. The tax-effected components of the net deferred tax asset for each of the three years in the period ended December 31, 1995 are as follows:


DECEMBER 31,                              1995       1994       1993
                                               (In Thousands)
Reserve for possible loan losses        $4,231     $4,664     $5,265
Tax depreciation                           546        415       (409)
Write-down of OREO                         205        825      1,183
Mark to market adjustment               (1,986)    (1,477)    (1,020)
Accrued expenses not deducted
 for tax purposes                        1,179        826        710
Deferred income                            123        189        136
State taxes                              1,063      1,552      1,606
Other, net                                (143)       (96)       (32)
  TOTAL DEFERRED TAX ASSET               5,218      6,898      7,439
  Valuation allowance                     (268)    (1,893)    (4,447)
  NET DEFERRED TAX ASSET                $4,950     $5,005     $2,992


The valuation allowance is provided when it is more likely than not that some portion of the net deferred tax asset will not be realized. As the Company's earnings performance improved in 1994 and 1995, the uncertainty surrounding the realizability of this asset declined. At December 31, 1995, the valuation allowance relates to certain state deferred tax assets that may expire prior to realization.

(9)  EMPLOYEE BENEFIT PLANS RETIREMENT PLAN
The Bank's noncontributory pension plan covers substantially all employees of the Bank. The plan provides pension benefits that are based upon the employee's highest base annual salary during five consecutive years of employment. The BankOs funding policy is to contribute an amount within the range permitted by applicable regulations on an annual basis.
Net pension cost for the Bank for each of the three years in the period ended December 31, 1995 included the following components:



                                          1995     1994     1993
                                              (In Thousands)
Service cost-benefits earned
 during the period                        $750     $620     $502
Interest cost on projected
 benefit obligation                        938      821      773
Net amortization (deferral)              1,358   (1,053)     433
Actual loss (return) on assets          (2,416)      36   (1,393)
Net pension cost                          $630     $424     $315

Assumptions used in the measurement
 of net pension cost were:
     Discount rate                        7.75%    7.00%    7.00%
     Rate of increase in
          compensation levels             5.50%    5.50%    5.50%
     Expected long-term rate
          of return on assets             8.25%    8.25%    8.25%

The plan's assets are invested primarily in listed stocks, bonds, and mutual funds. The following table sets forth the the planOs funded status at December 31, 1995 and 1994:


                                         1995          1994
                                           (In Thousands)
Actuarial present value of
 benefit obligations:
Accumulated benefit obligation,
 including vested benefits of
 $9,529 in 1995 and $8,961
 in 1994                                 $9,863        $9,170
Projected benefit obligation            $12,792       $12,317
Plan assets at fair value               $14,524       $12,645
Plan assets in excess of
 projected benefit obligation            $1,732          $328
Unrecognized net gain                    (2,960)         (886)
Unrecognized net asset at
 transition                                (327)         (368)
Accrued pension expense                 $(1,555)        $(926)

OTHER EMPLOYEE BENEFIT PLANS
In 1994, the Bank implemented an incentive compensation plan in which senior management, officers, and non-officer employees are eligible to participate at varying levels. The plan provides for awards based upon the attainment of a combination of Bank, divisional, and individual performance objectives. The expense for this plan amounted to $979,000 and $954,000 in 1995 and 1994, respectively.

Also, in 1994, the Bank amended its Profit Sharing Plan by converting it to an Employee Savings Plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under the
Employee Savings Plan, participating employees may defer a portion of their pre-tax earnings, not to exceed Internal Revenue Service annual contribution limits. The Bank matches 50% of each employeeOs contributions up to 6% of the employeeOs earnings. In
1995 and 1994, the expense for this plan amounted to $305,000 and $284,000, respectively. No expense was recorded in 1993.

POSTEMPLOYMENT BENEFITS
Employees retiring from the Bank on or after attaining age 65 and who have rendered at least 10 years of continuous service to the Bank are entitled to postretirement health care benefits. These benefits are subject to deductibles, copayment provisions, and other limitations. The Bank may amend or change these benefits periodically.

Effective January 1, 1993, the Bank adopted SFAS No.
106, "Employers' Accounting For Postretirement Benefits
Other Than Pensions," which requires the recognition of postretirement benefits over the service lives of the employees rather than on a cash basis. Prior to 1993, the costs of these benefits were expensed as paid. The
Bank elected to recognize its accumulated benefit obligation of approximately $597,000 at January 1, 1993 prospectively on a straight-line basis over the average life expectancy of current retirees, which is anticipated to be less than 20 years. The postretirement benefit expense recorded in 1995, 1994 and 1993 in accordance with this standard was approximately $120,000, $100,000 and $94,000, respectively. This includes the amortization of the accumulated benefit obligation and service and interest costs. The total cost of all postretirement benefits charged to income was $192,000, $175,000, and $167,000, in 1995, 1994, and 1993, respectively.

The Bank continues to evaluate ways in which it can better manage these benefits and control the costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant effect on the amount of the reported obligation and annual expense.


(10) OTHER NON-INTEREST EXPENSES
Included in other non-interest expenses for each of the three years in the period ended December 31, 1995 were the following:


                                  1995       1994      1993
                                        (In Thousands)
Advertising                       $710       $814      $599
Legal fees - loan collection       681      1,610     2,195
Legal fees - other                 381        320       139
FDIC assessment                  1,070      1,863     2,009
OREO expenses                      599      1,182     1,817
OREO write-downs                   153        929     1,334
Other non-interest expenses      7,722      8,230     6,920
     TOTAL                     $11,316    $14,948   $15,013


(11) COMMON STOCK PURCHASE AND OPTION PLANS
     The Company maintains a Dividend Reinvestment and Stock Purchase Plan. Under the terms of the plan, stockholders may elect to have cash dividends reinvested in newly issued shares of common stock at a 5% discount from the market price on the date of the dividend payment. Stockholders also have the option of purchasing additional new shares, at the full market price, up to the aggregate amount of dividends payable to the stockholder during the calendar year.

The Company has granted stock options under its Amended and Restated 1987 Incentive Stock Option Plan to certain key employees of the Bank. The Company has reserved 800,000 shares of common stock for issuance under the plan. The option price is equal to the fair market value of the stock on the date of grant and currently ranges from $2.00 to $7.3125 per share.
Current options vest over a two year period and expire between 1997 and 2005. Common shares under option are shown below.


                               1995        1994         1993
Balance, January 1          410,950     320,333      246,750
Options granted              91,950     141,450       95,500
Options canceled                 --     (40,833)     (21,083)
Options exercised           (20,034)    (10,000)        (834)
Balance, December 31        482,866     410,950      320,333


(12) COMMITMENTS AND CONTINGENCIES FINANCIAL
INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.
These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Off-balance sheet financial instruments whose contractual amounts present credit risk include the following at December 31, 1995 and 1994:



                                                1995       1994
                                               (In Thousands)
     Commitments to extend credit:
          Fixed Rate                          $2,915     $1,466
          Adjustable Rate                      3,596      2,302
     Unused portion of existing credit
       lines                                 103,720     79,401
     Unadvanced construction loans             7,704      8,839
     Standby letters of credit                 2,419      2,593
     Interest rate swaps D notional value     90,000    115,000
     Interest rate caps D notional value      70,000         --



The Bank's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
The Bank evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained upon extension of the credit is based upon managementOs credit evaluation of the customer. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial real estate. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The collateral supporting those commitments is essentially the same as for other commitments. Most guarantees extend for one year.

As a component of its asset/liability management activities intended to manage interest rate exposure, the Bank has entered into certain off-balance sheet hedging transactions. Interest rate swap agreements represent transactions which involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The notional principal amount of interest rate swaps outstanding were $90 million and $115 million at December 31, 1995 and 1994, respectively.
The weighted average fixed payment rates were 5.88% and 5.75% at December 31, 1995 and 1994, respectively, while the weighted average rates of variable interest payments, based on the 3-month London Interbank
Offering Rate (LIBOR), were 5.84% and 6.18% at December
31, 1995 and 1994, respectively. As a result of these interest rate swaps, the Bank realized net interest expense of $.4 million and net interest income of $1.5 million and $2.9 million for the years ended December
31, 1995, 1994, and 1993, respectively.

Entering into interest rate swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and an interest rate risk. While notional principal amounts are generally used to express the volume of these transactions, the amounts potentially subject to credit risk are small due to the structure of the agreements.
The Bank is a direct party to these agreements which provide for net settlement between the Bank and the counterparty on a semiannual basis. Should the counterparty fail to honor the agreement, the BankOs credit exposure is limited to the net settlement amount. At December 31, 1995 and 1994, the Bank had a net payable of $57,000 and a net receivable of $77,000, respectively, on the interest rate swaps.

Rockland also purchased two 2-year interest rate caps with a total notional value of $70 million in May 1995.
Interest rate caps involve the credit risk of dealing with counterparties and their ability to meet the terms of the contract. The caps will pay the Bank the difference between LIBOR and the cap level if LIBOR exceeds the cap levels (7.00% and 6.50%)at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Bank. The transaction fees for these instruments are being amortized over the term of the agreements.

LEASE COMMITMENTS
The Bank leases equipment, office space and certain branch locations under noncancelable operating leases.
The following is a schedule of minimum future lease commitments under such leases as of December 31, 1995
(in thousands):


1996                                    $1,445
1997                                     1,379
1998                                     1,060
1999                                       857
2000                                       781
Thereafter                               4,116
Total future minimum rentals            $9,638


Rent expense incurred under operating leases was approximately $2,047,000 in 1995, $1,526,000 in 1994, and $1,438,000 in 1993. Renewal options ranging from 3 to 10 years exist for several of these leases.

OTHER CONTINGENCIES
At December 31, 1995 there were lawsuits pending which arose in the ordinary course of business. Management has reviewed these actions with legal counsel and has taken into consideration the view of counsel as to the outcome of the litigation. In the opinion of management, final disposition of these lawsuits is not expected to have a material adverse effect on the Company's financial position or results of operations.



(13) SELECTED QUARTERLY FINANCIAL DATA


                         FIRST       SECOND        THIRD       FOURTH
                        QUARTER      QUARTER      QUARTER      QUARTER
                          1995         1995         1995         1995
    (Unaudited - Dollars in Thousands Except Share and Per Share Data)
INTEREST INCOME        $17,467      $17,907      $18,502      $19,155
INTEREST EXPENSE         6,568        7,195        7,686        7,694
NET INTEREST INCOME     10,899       10,712       10,816       11,461
PROVISION FOR
 POSSIBLE LOAN
 LOSSES                    250          250          250          250
NON-INTEREST INCOME      2,755        3,002        2,957        2,766
NON-INTEREST EXPENSES    9,915        9,635        9,658       10,044
PROVISION FOR INCOME
 TAXES                   1,099        1,207        1,192        1,231
NET INCOME              $2,390       $2,622       $2,673       $2,702
NET INCOME PER SHARE     $0.17        $0.18        $0.18        $0.18
AVERAGE SHARES
 OUTSTANDING        14,449,892   14,631,050   14,658,788   14,699,643


                        FIRST         SECOND       THIRD       FOURTH
                       QUARTER       QUARTER      QUARTER      QUARTER
                         1994          1994         1994         1994
    (Unaudited - Dollars in thousands Except Share and Per Share Data)
INTEREST INCOME       $14,820       $15,505      $15,979      $17,183
INTEREST EXPENSE        5,334         5,286        5,417        5,992
NET INTEREST INCOME     9,486        10,219       10,562       11,191
PROVISION FOR
 POSSIBLE LOAN
 LOSSES                   298           159          150          194
NON-INTEREST INCOME     2,846         3,018        2,839        2,767
NON-INTEREST EXPENSE    9,608        10,377       12,054       10,442
PROVISION FOR INCOME
 TAXES                    712           788         (938)         971
NET INCOME             $1,714        $1,913       $2,135       $2,351
NET INCOME PER SHARE    $0.12         $0.13        $0.15        $0.16
AVERAGE SHARES
 OUTSTANDING       14,409,078    14,409,078   14,411,578   14,429,765


(14) PARENT COMPANY FINANCIAL STATEMENTS
Condensed financial information relative to the Company's balance sheets at December 31, 1995 and 1994, and the related statements of income and cash flows for the years ended December 31, 1995, 1994, and 1993 are presented below.


BALANCE SHEETS
DECEMBER 31,                                    1995           1994
                                                   (In Thousands)
Assets:
 Cash*                                          $220            $96
 Investments in subsidiary*                   70,609         62,066
 Other investments                             1,000          1,000
 Other assets                                  1,477          1,626
   Total assets                              $73,306        $64,788
Liabilities and Stockholders' Equity:
 Dividends Payable                              $725           $577
 Subordinated capital notes                        9              9
   Total Liabilities                             734            586
Stockholders' equity                          72,572         64,202
   Total liabilities and stockholders'
     equity                                  $73,306        $64,788


*Eliminated in consolidation.



STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,                       1995      1994      1993
                                                   (In Thousands)
Income:
 Dividend received from
   subsidiary*                               $2,152      $514       $--
 Interest income                                 39        28        21
 Other income                                    --        --         1
   Total income                               2,191       542        22
Expenses:
 Interest expense                                 1         1         1
 Other expenses                                 152       149       151
   Total expenses                               153       150       152
Income (loss ) before income taxes and
   equity in undistributed income
   of subsidiary                              2,038       392      (130)
Provision for income taxes                       --        --        (5)
Equity in undistributed income of
   subsidiary                                 8,349     7,721     4,771
     Net income                             $10,387    $8,113    $4,636



*Eliminated in consolidation.




STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,                         1995       1994      1993
                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                   $10,387     $8,113     $4,636
 ADJUSTMENTS TO RECONCILE NET INCOME
  TO CASH PROVIDED FROM OPERATING
  ACTIVITIES:
   Amortization                                   148        147        147
   Decrease (increase) in other assets              1         (4)         2
   Decrease in other liabilities                   --         --         (1)
   Equity in income of subsidiary*             (8,349)    (7,721)    (4,771)
   TOTAL ADJUSTMENTS                           (8,200)    (7,578)    (4,623)
      NET CASH PROVIDED FROM OPERATING
        ACTIVITIES                              2,187        535         13
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of investment securities                 --         --       (500)
      NET CASH USED IN INVESTING
        ACTIVITIES                                 --         --       (500)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from stock options exercised             60         39           3
 Proceeds from dividend reinvestment
   and optional stock purchases                   337         73          --
 Dividends paid                                (2,460)      (576)         --
      NET CASH PROVIDED FROM (USED IN)
        FINANCING ACTIVITIES                   (2,063)      (464)          3
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                 124         71        (484)
CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE YEAR*                            96         25         509
CASH AND CASH EQUIVALENTS AT THE
 END OF THE  YEAR*                               $220        $96         $25



*Eliminated in consolidation.



To The Board of Directors of Independent Bank Corp.:

We have audited the consolidated balance sheets of Independent Bank Corp. and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Independent Bank
Corp. and its subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments by adopting Statement of Financial Accounting Standards No. 115, "Accounting For
Certain Investments in Debt and Equity Securities," effective January 1, 1994.


ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 23, 1996


DIRECTORS OF INDEPENDENT BANK CORP.

Richard S. Anderson
President and Treasurer
Anderson-Cushing
Insurance Agency, Inc.

Donald K. Atkins
Retired, Former President
and Chief Executive Officer
Winthrop - Atkins Co., Inc.

W. Paul Clark
President and General Manager
Paul Clark, Inc.

Robert L. Cushing
Owner
Robert L. Cushing Insurance

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co.

James T. Jones
Treasurer
Plumber's Supply Company

Lawrence M. Levinson
Partner
Burns & Levinson

Douglas H. Philipsen
President and Chief Executive Officer
Rockland Trust Company

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

John F. Spence, Jr.
Chairman of the Board
Rockland Trust Company

Robert J. Spence
President
Albert Culver Co.

William J. Spence
President
Mass. Bay Lines, Inc.

Brian S. Tedeschi
President
Tedeschi Realty Corp.

Thomas J. Teuten
Executive Vice President
A. W. Perry, Inc.


OFFICERS OF INDEPENDENT BANK CORP.

John F. Spence, Jr.
Chairman of the Board
and Chief Executive Officer

Douglas H. Philipsen
President

Linda M. Campion
Clerk

Richard J. Seaman
Chief Financial Officer and
Treasurer

Tara M. Villanova
Assistant Clerk



DIRECTORS OF ROCKLAND TRUST COMPANY

Richard S. Anderson
President and Treasurer
Anderson-Cushing
Insurance Agency, Inc.

*John B. Arnold
President and Treasurer
H.H. Arnold Co., Inc.

Donald K. Atkins
Retired, Former President
and Chief Executive Officer
Winthrop-Atkins Co., Inc.

Theresa J. Bailey
Retired, Former Senior Vice President
and Clerk, Rockland Trust Company

W. Paul Clark
President and General Manager
Paul Clark, Inc.

*Robert L. Cushing
Owner
Robert L. Cushing Insurance

*H. Thomas Davis
Retired, Former Chairman
Clipper Abrasives, Inc.

Alfred L. Donovan
Consultant

*Ann M. Fitzgibbons
Volunteer

Benjamin A. Gilmore, II
Owner and President
Gilmore Cranberry Co.

*Donald A. Greenlaw
Retired, Former President
Rockland Trust Company

E. Winthrop Hall
Chairman and President
F.L. and  J.C. Codman Company

James T. Jones
Treasurer
Plumber's Supply Company

*Lawrence M. Levinson
Partner
Burns & Levinson

Douglas H. Philipsen
President and Chief Executive Officer
Rockland Trust Company

Richard H. Sgarzi
President and Treasurer
Black Cat Cranberry Corp.

*Nathan Shulman
Retired, Former President
Best Chevrolet, Inc.

John F. Spence, Jr.
Chairman of the Board
Rockland Trust Company

Robert J. Spence
President
Albert Culver Co.

William J. Spence
President
Mass. Bay Lines, Inc.

*Richard A. Spencer
Retired, Former Chairman of
the Board, Hingham Mutual Fire Insurance Co.

John H. Spurr, Jr.
Senior Vice President and Treasurer
A.W. Perry, Inc.

Robert D. Sullivan
President
Sullivan Tire Company, Inc.

Brian S. Tedeschi
President
Tedeschi Realty Corp.

*Ralph D. Tedeschi
Consultant, Former Chairman,
Angelo's Supermarkets, Inc.

Thomas J. Teuten
Executive Vice President
A.W. Perry, Inc.


*Honorary Director



OFFICERS OF ROCKLAND TRUST COMPANY

John F. Spence, Jr.
Chairman of the Board

Douglas H. Philipsen
President and
Chief Executive Officer

Richard J. Seaman
Chief Financial Officer
and Treasurer

Richard F. Driscoll
Executive Vice President
Retail and Operations Division

S. Lee Miller
Executive Vice President
Trust and Financial Services Division

Ferdinand T. Kelley
Executive Vice President
Commercial Lending Division

Raymond G. Fuerschbach
Senior Vice President
Human Resources

Russell N. Viau
Vice President and
Chief Internal Auditor

Linda M. Campion
Clerk

Tara M. Villanova
Assistant Clerk


STOCKHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 3:30
P. M. on Thursday, April 11, 1996
at the Sheraton Tara Hotel, Braintree, Massachusetts.

COMMON STOCK
The Common Stock of the Company is traded over the counter through the NASDAQ
National Market System under the symbol of INDB.


PRICE RANGE OF COMMON STOCK
                            HIGH      LOW   DIVIDEND
1995
   4th Quarter             $7.50     $6.63     $0.05
   3rd Quarter              7.63      6.63      0.05
   2nd Quarter              7.50      6.25      0.04
   1st Quarter              6.63      5.13      0.04
1994
   4th Quarter             $5.87     $4.87     $0.04
   3rd Quarter              7.00      5.75      0.04
   2nd Quarter              6.50      4.63      0.00
   1st Quarter              5.88      4.38      0.00


STOCKHOLDER RELATIONS
Inquiries should be directed to:
     Richard J. Seaman, Chief Financial Officer and Treasurer, or
     Jeanne Govoni, Shareholder Relations
     Independent Bank Corp.
     288 Union Street
     Rockland, MA 02370
     (617) 878-6100

FORM 10-K
A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal 1995 is available without charge by writing to:
     Jeanne Govoni, Shareholder Relations
     Independent Bank Corp.
     288 Union Street
     Rockland, MA 02370

TRANSFER AGENT AND REGISTRAR
     Transfer Agent and Registrar for the Company is:
          Boston EquiServe
          P. O. Box 8200
          Boston, Ma. 02266-8200